                                                                     EXHIBIT 4.8



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                        CERTIFICATE PURCHASE AGREEMENT
                           (SERIES 1996-1, CLASS A)


                           dated as of May 29, 1996


                                     among


                         NOTEPAD FUNDING CORPORATION,


                AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.,


                       THE PURCHASERS DESCRIBED HEREIN,


                                      and


                              ABN AMRO BANK N.V.,
                                   as Agent

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
                                TABLE OF CONTENTS


ARTICLE 1  DEFINITIONS

   SECTION 1.1  Definitions.......................................  1

ARTICLE 2  PURCHASE AND SALE OF CERTIFICATES

   SECTION 2.1  The Commitments; Percentages......................  2
   SECTION 2.2  Purchase Mechanics................................  2
   SECTION 2.3  Reduction of Stated Amounts.......................  4
   SECTION 2.4  Certificates......................................  4

ARTICLE 3 REDUCTIONS IN INVESTED AMOUNT

   SECTION 3.1  Transferor's Right to Reduce Invested Amount......  5
   SECTION 3.2  Notice to Purchasers..............................  5

ARTICLE 4 TRANCHES, INTEREST AND FEES

   SECTION 4.1  Tranches..........................................  5
   SECTION 4.2  Fees..............................................  6
   SECTION 4.3  Yield Protection..................................  7
   SECTION 4.4  Illegality; Unavailability........................  9
   SECTION 4.5  Indemnity......................................... 10
   SECTION 4.6  Taxes............................................. 10

ARTICLE 5  OTHER PAYMENT TERMS

   SECTION 5.1  Time and Method of Payment........................ 11
   SECTION 5.2  Pro Rata Treatment................................ 12

ARTICLE 6  REPRESENTATIONS AND WARRANTIES

   SECTION 6.1  Transferor........................................ 12
   SECTION 6.2  APP............................................... 13
   SECTION 6.3  Purchasers........................................ 14

ARTICLE 7  CONDITIONS

   SECTION 7.1  Conditions to Initial Purchase.................... 14
   SECTION 7.2  Conditions to Each Purchase....................... 18

ARTICLE 8  COVENANTS

     SECTION 8.1    Covenants ..........................................  18


ARTICLE 9  AGENT

     SECTION 9.1    Appointment ........................................  20
     SECTION 9.2    Nature of Duties ...................................  20
     SECTION 9.3    Lack of Reliance on Agent and Financial Advisor ....  20
     SECTION 9.4    Certain Rights of Agent ............................  21
     SECTION 9.5    Reliance ...........................................  21
     SECTION 9.6    Indemnification ....................................  21
     SECTION 9.7    Agent in its Individual Capacity ...................  22
     SECTION 9.8    Resignation by Agent ...............................  22


ARTICLE 10  MISCELLANEOUS PROVISIONS

     SECTION 10.1   Amendments .........................................  23
     SECTION 10.2   No Waiver; Remedies ................................  23
     SECTION 10.3   Successors and Assigns; Assignments ................  23
     SECTION 10.4   Survival of Agreement ..............................  26
     SECTION 10.5   Expenses; Indemnification ..........................  26
     SECTION 10.6   Entire Agreement ...................................  28
     SECTION 10.7   Notices ............................................  28
     SECTION 10.8   No Third Party Beneficiaries .......................  28
     SECTION 10.9   Severability of Provisions .........................  28
     SECTION 10.10  Counterparts .......................................  28
     SECTION 10.11  Governing Law ......................................  29
     SECTION 10.12  Tax Characterization ...............................  29
     SECTION 10.13  No Proceedings .....................................  29
     SECTION 10.14  Reference Banks ....................................  29
     SECTION 10.15  No Recourse ........................................  29

     SCHEDULE I    Stated Amounts and Percentages


                                   EXHIBITS

     EXHIBIT A     Form of Pooling and Servicing Agreement
     EXHIBIT B     Form of Receivables Purchase Agreement
     EXHIBIT C     Form of Series 1996-1 Supplement
     EXHIBIT D     Form of Assignment Agreement


                                   APPENDIX

     APPENDIX X    Index of Additional Defined Terms

     This CERTIFICATE PURCHASE AGREEMENT, dated as of May 29, 1996 (this "Agreement"), is made among NOTEPAD FUNDING CORPORATION, a Delaware corporation ("Transferor"), AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC., a Delaware corporation ("Servicer" or "APP"), the purchasers named on the signatures pages of this Agreement (together with their respective permitted assigns, the "Purchasers"), and ABN AMRO BANK N.V. ("Agent").

                                   BACKGROUND

     1. Transferor (a) is party to an Amended and Restated Pooling and Servicing Agreement substantially in the form of Exhibit A (the "Pooling Agreement") with APP, as initial Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) is party to an Amended and Restated Receivables Purchase Agreement substantially in the form of Exhibit B and (c) will enter into a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit C (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1, Class A Certificates (the "Certificates"), which will represent fractional undivided beneficial interests in the assets of the Notepad Funding Receivables Master Trust (the "Trust"), a trust organized pursuant to the Pooling Agreement.

     2. Transferor wishes to sell the Certificates to the Purchasers and obtain their commitment to purchase fractional undivided beneficial interests in the assets of the Trust (each a "Trust Interest") that will be evidenced by the Certificates. Subject to the terms and conditions of this Agreement, each Purchaser is willing (a) to purchase a Certificate with an initial Stated Amount in the amount set forth below its name on the signature pages to this Agreement and (b) to agree to make purchases of Trust Interests. APP has joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchasers and the Agent.

ARTICLE 1  DEFINITIONS

     SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.

ARTICLE 2  PURCHASE AND SALE OF CERTIFICATES

     SECTION 2.1 The Commitments; Percentages. Subject to the terms and conditions of this Agreement, the Pooling Agreement and the Supplement, each Purchaser agrees, severally and for itself alone, upon Transferor's request (through Servicer), to make purchases (each a "Purchase") of Trust Interests from time to time during the Revolving Period for the Series 1996-1 Certificates; provided, that no Purchaser will be required or permitted to make a Purchase on any date if the funded principal amount of its Certificate, after giving effect to the Purchase, would exceed the lesser of (a) the Stated Amount of its Certificate and (b) its Class Percentage multiplied by the Class A Invested Amount. In addition, no Purchaser will be required or permitted to make a Purchase if, after giving effect thereto (and any corresponding reduction to the Series Invested Amount pursuant to Section 3.1), the Net Invested Amount would exceed the Base Amount. The Purchases by the Purchasers shall be made ratably in accordance with their respective Class Percentages; provided, that the failure of any Purchaser to make any Purchase shall not relieve any other Purchaser of its obligation to make Purchases hereunder. No Purchaser shall, however, be responsible for the failure of any other Purchaser to make any Purchase. Subject to the terms of this Agreement, the aggregate principal amount of a Purchaser's investment represented by its Certificate may be increased or decreased from time to time.

     For purposes of this Agreement, (i) "Class Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all of the Purchasers' Certificates, and (ii) "Series Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts for all of the Series 1996-1 Certificates. The initial Class Percentages and Series Percentages of the initial Purchasers are set forth opposite their names in Schedule I.

     SECTION 2.2 Purchase Mechanics. (a) Whenever Transferor wishes the Purchasers to make Purchases, it shall cause Servicer to notify the Agent if the Trust Interests to be purchased initially will form a part of (i) the ABR Tranche, not later than 10:00 a.m., New York City time, one Business Day prior to the date of the proposed Purchase and (ii) a Eurodollar Tranche, not later than 10:00 a.m., New York City time, three Business Days prior to the date of the proposed Purchase. Each notice shall be irrevocable and shall in each case refer to this Agreement and specify (w) the aggregate purchase price for the requested Purchases (which shall be in a minimum amount of $5,000,000 or a greater integral multiple of $1,000,000 (or in the total unutilized amount of the various Purchasers' Stated Amounts)), (x) whether the Trust Interests to be purchased will form a part of the ABR Tranche or a Eurodollar Tranche, (y) in the case of Trust Interests forming a Eurodollar Tranche, the length of the related Interest Period and (z) the date of the Purchase (which shall be a Business Day) and the amount thereof. If no election required by clause (y) is made in any notice, then the Trust Interests obtained in the Purchase shall form a part of the ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of the amount of each Purchaser's respective Purchase amount.

     (b) After receiving notice from the Agent of any notice given pursuant to subsection (a) and subject to the conditions in Article VII, each Purchaser shall make a Purchase in the amount of its pro rata portion of aggregate Purchases requested to be made, ratably according to its Class Percentage, on the proposed date thereof by wire transfer in Dollars of immediately available funds to the Agent at the office designated from time to time by the Agent, not later than 10:00 a. m., New York City time, and the Agent shall (unless notified in writing that any condition precedent has not been satisfied), by noon, New York City time, on the same day, make available to Transferor by wire transfer of Dollars in immediately available funds the aggregate amount of the funds received. Unless the Agent shall have received written notice from a Purchaser prior to the date of any Purchase that the Purchaser will not make available to the Agent its purchase price, the Agent may (but shall not be required to) assume that the Purchaser has made that portion available to the Agent on the date of the Purchase in accordance with this subsection, and the Agent may, in reliance upon that assumption, make available to Transferor on that date a corresponding amount.

     (c) If and to the extent that any Purchaser shall not have made its purchase price available to the Agent and the Agent has made available a corresponding amount to Transferor, such Purchaser agrees to repay to the Agent forthwith on demand a corresponding amount, together with interest thereon, for each day from the date the amount is made available to Transferor until the date the amount is repaid to the Agent (i) for the first three days following the date the amount is made available, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%. If such Purchaser shall repay to the Agent a corresponding amount, the amount shall constitute its Purchase for purposes of this Agreement, and if Transferor shall have already made the repayment (as provided below), such Purchaser shall make a corresponding amount immediately available to Transferor. At any time after the Agent learns that a

Purchaser has failed to make the purchase price for a Purchase available as described above, the Agent may give notice to Transferor and Servicer of that failure, and upon notice Transferor will be required to refund to the Agent an amount equal to that purchase price, together with interest on the amount at the rate applicable to the Purchase of which the defaulting Purchaser's Purchase was to form a part. Nothing contained in this subsection shall, or shall be construed to, relieve any Purchaser from its obligations hereunder to make available to the Agent its purchase price for each Purchase.

     SECTION 2.3 Reduction of Stated Amounts. Upon at least three Business Days' prior irrevocable notice to the Agent in writing, Transferor may reduce the Stated Amounts of the Certificates; provided that (a) each partial reduction of the Stated Amounts shall be, in the aggregate for all Certificates, in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (b) no partial reduction shall be made that would reduce the aggregate Stated Amounts to an amount less than the Class A Invested Amount at the time of the reduction. Each reduction in the Stated Amounts shall be made ratably among the Purchasers in accordance with their respective Stated Amounts. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section. Each reference in this Agreement to the "Stated Amount" of a Certificate means the Stated Amount of the Certificate after giving effect to any reductions made pursuant to this section.

     SECTION 2.4 Certificates. The outstanding amounts of the Purchases made by each Purchaser shall be evidenced by its Certificate, to be issued on the Closing Date substantially in the form of Exhibit A (Part 1) to the Supplement. Each Purchaser shall and is hereby authorized to record on the grid attached to its Certificate (or at its option, in its internal books and records) the date and amount of each Purchase made by it, the amount of each repayment of the principal amount represented by its Certificate, the portions of its Purchases that are from time to time allocated to the ABR Tranche and any Eurodollar Tranche, and any reductions to the Stated Amount of its Certificate made pursuant to Section 2.3 (which shall be conclusive absent manifest error); provided, that failure to make any recordation on the grid or records or any error in the grid or records shall not adversely affect the Purchaser's rights with respect to its interest in the assets of the Trust and its right to receive interest in respect of the outstanding principal amount of all Purchases made by the Purchaser.

ARTICLE 3 REDUCTIONS IN INVESTED AMOUNT

     SECTION 3.1 Transferor's Right to Reduce Invested Amount. Transferor may, on at least one Business Day's prior notice by Transferor or

Servicer to the Agent, reduce the Class A Invested Amount by causing an amount of funds equal to the desired amount of the reduction (plus breakage costs, if any, payable under Section 4.5 due to such reduction) that are available for this purpose in accordance with the terms of the Supplement to be transferred to the Agent, for the account of the Purchasers (and application to the respective and ratable reduction of the funded principal amount of the Certificate of each Purchaser), provided that any reduction to the aggregate funded principal amounts represented by the Certificates must be in a minimum amount of $5,000,000 (or the entire funded principal amount, if less) or a greater integral multiple of $1,000,000.

     SECTION 3.2 Notice to Purchasers. The Agent shall promptly advise the Purchasers of any notice received by the Agent pursuant to Section 3.1.

ARTICLE 4 TRANCHES, INTEREST AND FEES

     SECTION 4.1 Tranches. (a) Each time Transferor requests the Purchasers to make Purchases hereunder, Transferor will notify the Agent in writing as to whether the Trust Interests included in the Purchase shall, in whole or in part, be deemed part of the ABR Tranche or (subject to subsections (b)(iii) and (b)(iv) below) a Eurodollar Tranche.

     (b)  Subject to the terms and conditions set forth in this section and
Section 4.4, Transferor shall have the option: (x) on any Business Day, to convert all or part of the ABR Tranche to a Eurodollar Tranche and (y) on the last day of any Interest Period of a Eurodollar Tranche, to convert all or any part of that Eurodollar Tranche to form a part of the ABR Tranche and/or to continue all or any part of that Eurodollar Tranche as a new Eurodollar Tranche, the Interest Period for which shall commence on the last day of the prior Interest Period; provided, that:

          (i) each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche,

          (ii) if less than all of the outstanding amount of any Tranche shall be converted or continued, the aggregate amount of the Tranche converted or continued shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $2,000,000,

          (iii) no outstanding Eurodollar Tranche may be continued as a Eurodollar Tranche, and no portion of the ABR Tranche may be converted into a Eurodollar Tranche, at any time that an Early

     Amortization Event has occurred and is continuing; and any Interest Period for a Eurodollar Tranche that commences after the commencement of the Amortization Period must begin on a Distribution Date and end on the day preceding the next Distribution Date, and

          (iv) there shall not be more than four separate Eurodollar Tranches for the Certificates outstanding at any one time.

     (c) If Transferor wishes to convert and/or continue a Tranche under this section, Transferor shall notify the Agent in writing (i) in the case of a conversion to or continuation of a Eurodollar Tranche, not later than 10:00 a.m., New York City time, three Business Days prior to the date of the proposed conversion or continuation date and (ii) otherwise, not later than 10:00 a.m., New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each notice shall be irrevocable and shall refer to this Agreement and specify (x) the identity and amount of the Tranche that Transferor wishes to convert or continue, (y) whether all or part of the Tranche is to be converted into or continued as a Eurodollar Tranche (and if so, the length of the related Interest Period) and (z) the date of the proposed conversion or continuation (which shall be a Business Day). If Transferor shall not have delivered a timely notice in accordance with this section with respect to any Tranche, the Tranche shall, at the end of the Interest Period applicable to it (unless repaid pursuant to the terms hereof), automatically be converted into or continued as the ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of each Purchaser's portion of any converted or continued Tranche.

     (d) In accordance with Section 4.1 of the Supplement, each Purchaser and the Agent will be entitled to receive interest as stated therein and additional interest (at the rate specified therein) on amounts that are not paid when due under this Agreement or under its Certificate.

     SECTION 4.2 Fees. (a) Each Purchaser shall be entitled to receive from Collections a fee (a "Non-Usage Fee") for the period from and including the date hereof, until the end of the Revolving Period, equal to 0.25% on the daily average of (i) the Stated Amount of its Certificate minus (ii) the amount represented by the Purchaser's Class Percentage of the Class A Invested Amount. The Non-Usage Fee shall be payable in arrears on each Distribution Date.
The Non-Usage Fee for any Distribution Date shall be calculated on the basis of the actual number of days elapsed since the preceding Distribution Date (or, if prior to the first subsequent Distribution Date after the date hereof, during the period from the date hereof to such Distribution Date) over a year of 365 or 366 days, as applicable.

     (b) The Agent shall be entitled to receive from Collections such fees as are described in the letter, of even date herewith, between the Agent, Transferor and APP.

     SECTION 4.3 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

          (i) any law, rule or regulation (including any imposition or increase of reserve requirements) or any interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

          (ii) the compliance by a Purchaser with any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject a Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, that Purchaser or the office from time to time that it designates to the Agent as the office through which it makes and maintains its Purchases comprising part of a Eurodollar Tranche (as to each Purchaser, its "LIBOR Office") or impose any other condition on a Purchaser affecting its Eurodollar Tranches or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to that Purchaser of agreeing to make or making, funding or maintaining Purchases as Eurodollar Tranches, or there shall be a reduction in the amount received or receivable by any Purchaser or its LIBOR Office, then, upon written notice from that Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of such Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, additional amounts sufficient to indemnify that Purchaser on an after-tax basis against the increased cost or reduction in amounts received or receivable shall constitute "Additional Amounts" for purposes of the Supplement, and that Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (b) If a Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by that Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on that Purchaser's capital or the capital of its holding company as a consequence of this Agreement, the commitment of that Purchaser to make Purchases or the Purchases made by that Purchaser pursuant hereto to a level below what that Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the respective Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from that Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of that Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, any additional amounts as will compensate that Purchaser or its holding company on an after-tax basis for the reduction shall constitute "Additional Amounts" for purposes of the Supplement, and that Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (c) A Purchaser shall promptly notify Transferor, Servicer and the Agent in writing of any event of which it has knowledge occurring after the date hereof that will entitle it to compensation pursuant to this section. A certificate of a Purchaser, signed by an officer of such Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate that Purchaser or its holding company as specified in subsection (a) or (b), as the case may be, shall be delivered to Transferor, Servicer and the Agent and shall be conclusive absent demonstrable error.

     (d) Failure on the part of a Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period. The protection of this section shall be available to the Purchasers regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

     (e) Promptly after giving any notice to Transferor pursuant to this section, a Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchases will be made after the designation if it will avoid the need for, or materially reduce the amount of, any payment to which that Purchaser would otherwise be entitled pursuant to this section and will not, in the sole discretion of that Purchaser, be otherwise disadvantageous to such Purchaser.

     SECTION 4.4 Illegality; Unavailability. (a) In the event that on any date any Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Purchases as Eurodollar Tranches has become unlawful by compliance by that Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring after the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, that Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor, Servicer and the Agent (which notice the Agent shall promptly transmit to each Purchaser) of that determination. The obligation of the affected Purchaser to make or maintain its Purchases as Eurodollar Tranches during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for each Eurodollar Tranche or when required by law, and Transferor shall, no later than the time specified for the termination, convert any Purchases of the affected Purchaser that constitute part of any Eurodollar Tranche into a part of the ABR Tranche.

     (b) If, prior to the beginning of any Interest Period, the Agent shall have determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market or
(ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the Eurodollar Rate applicable to a Eurodollar Tranche, then the Agent shall promptly give notice of this determination to Transferor, Servicer and each Purchaser. Thereafter, and continuing until the Agent shall notify Transferor, Servicer and each Purchaser that the circumstances giving rise to this determination no longer exist, (x) each Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into a part of the ABR Tranche, (y) the right of Transferor to request Eurodollar Tranches shall be suspended and (z) any Purchases requested to be made as Eurodollar Tranches prior to such time but not yet made shall be made as ABR Tranches.

     SECTION 4.5 Indemnity. If a Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund any Purchase of a Certificate as a Eurodollar Tranche and any loss sustained in connection with the re-deployment of such funds) as a result of (a) the failure of a Purchase to be made on a date specified therefor in a notice delivered pursuant to Section 2.2 (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (b) any payment, including under Section 3.1, of a Eurodollar Tranche on a date that is not the last day of the Interest Period applicable thereto or on any date specified in a notice of payment given by Servicer, then, upon written notice (which notice shall be signed by an officer of such Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from such Purchaser to Transferor and Servicer, additional amounts sufficient to indemnify such Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     SECTION 4.6 Taxes. (a) Any and all payments made to each Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed by the jurisdiction in which that Purchaser's principal office (and/or the office where it books its investment in its Certificate) is located on all or part of the net income, profits or gains of that Purchaser (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If Trustee or the Agent are required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Certificate to the Purchasers, then the sum payable shall be increased by the amount necessary to yield to each Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no deductions been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and such Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (b) Whenever any Taxes are paid by Trustee pursuant to subsection (a), as promptly as possible thereafter, Servicer shall send to the relevant

Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, each Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnify it for any incremental taxes, interest or penalties that may become payable by such Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and such Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

     (c) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, as requested by Servicer, to keep forms up to date), each Purchaser that is organized under the laws of a jurisdiction outside the United States of America shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by each such Purchaser certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if any Purchaser does not comply with this subsection 4.6(c), amounts payable to such Purchaser under this Section 4.6 shall be limited to amounts that would have been payable under this section if such Purchaser had so complied.

ARTICLE 5  OTHER PAYMENT TERMS

     SECTION 5.1 Time and Method of Payment. (a) All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to the Agent for the account of the Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day. The Agent shall distribute all payments to the Purchasers, in accordance with their respective interests, prior to the close of business on the Business Day on which any payment is deemed received.

     (b) On any date on which a payment to one or more Purchasers hereunder or under the Certificates is due and payable, the Agent may (but in no event shall be required to) assume that the payment has been made available to the Agent on the date of the payment in accordance with this section, and the Agent may (but in no event shall be required to), in reliance upon this assumption, make payment of a corresponding amount to the Purchasers. If and to the extent any amounts shall not have so been made available to the Agent, each Purchaser irrevocably and unconditionally agrees to repay to the Agent forthwith on demand the amount of payment it received together with interest thereon, for each day from the date payment is made by the Agent until the date the amount is repaid to the Agent, (i) for the first three days following the date the payment is made, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%.

     SECTION 5.2 Pro Rata Treatment. Each repayment of the principal of the Certificates (except as otherwise required by Section 2.2(c)), each payment of interest thereon, each payment of the Non-Usage Fee, each reduction of the Stated Amounts of the Certificates and each conversion or continuation of any Tranche in respect of the Certificates (except as otherwise required by Sections 4.3(c) and 4.4(b) with respect to conversions) shall be allocated pro rata among the Purchasers of the Certificates on the date of payment or reduction, in accordance with their respective Class Percentages. Each Purchaser agrees that in computing its portion of any Purchases to be made hereunder, the Agent may, in its discretion, round each Purchaser's pro rata share of the Purchases to the next higher or lower whole dollar amount.

ARTICLE 6  REPRESENTATIONS AND WARRANTIES

     SECTION 6.1 Transferor. As of the date hereof, Transferor represents and warrants to the Purchasers that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the date hereof, and further represents and warrants that:

          (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

          (b) assuming the accuracy of the Purchasers' representations set out in Section 6.3 and that no Purchaser (and no Person acting on any Purchaser's behalf) has made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificates in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities

Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

          (c) except for BT Securities Corporation, in its capacity as financial advisor for Transferor ("Financial Advisor"), Transferor has not dealt with any financial advisor, or other Person who may be entitled to any commission or compensation in connection with the sale of the Certificates, and the fees of the Financial Advisor shall not be an obligation of the Purchasers or the Agent;

          (d) no information supplied by or on behalf of Transferor or APP to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made;

          (e) the Certificates have been duly and validly authorized by Transferor and, from and after the date on which the Certificates are executed by Transferor and authenticated by the Trustee in accordance with the terms of the Pooling Agreement and the Supplement and delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will be validly issued and outstanding and will constitute valid and legally binding obligations of the Trust entitled to the benefits of the Pooling Agreement and the Supplement and enforceable against the Trust in accordance with their terms; and

          (f) the Certificates are not subject to any Adverse Claim and the Transferor is conveying to the Purchasers all of its right, title and interest in such Certificates.

     SECTION 6.2 APP. As of the date hereof, APP represents and warrants to the Purchasers that:

          (a) each of its representations and warranties in the Pooling Agreement (in its capacity as Servicer) and the Purchase Agreement (in its capacity as a Seller) is true and correct, as if made on the date hereof with the same effect as if made on that date (unless specifically stated to relate to an earlier date);

          (b) the Pro Forma Financial Data present fairly in all material respects the pro forma financial position, results of operations and cash flows of APP and its consolidated Subsidiaries at the dates specified therein and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein;

     (c) since September 30, 1995 through the date hereof (and except as contemplated in the Pro Forma Financial Data) (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or APP, whether or not arising in the ordinary course of business, and (ii) there have been no transactions entered into by Transferor or APP that are material with respect to the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or APP; and

     (d) no information supplied by or on behalf of Transferor or APP to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     SECTION 6.3 Purchasers. As of the date hereof (or such later date on which it acquires its Certificate in accordance with Section 10.3), each Purchaser represents and warrants that:

     (a) it is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act); and

     (b) it is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the assets being used to purchase its Certificate do not constitute the assets of any "benefit plan investor" (as defined under ERISA).

ARTICLE 7  CONDITIONS

     SECTION 7.1 Conditions to Initial Purchase. The obligation of each Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that:

          (i) the conditions precedent specified in Section 4.1 of the Purchase Agreement and Sections 5.1 and 5.2 of the Class B Certificate Purchase Agreement (other than those that relate to this Agreement) shall be satisfied;

          (ii) the Agent shall have received, for the account of such Purchaser, a duly executed and authenticated Certificate registered in its name and in a Stated Amount equal to the amount set out opposite its name on the signature pages of this Agreement;

          (iii) the Agent shall have received certain fees and reimbursement of any expenses referred to in Section 10.5 for which invoices have been presented; and

          (iv) the Agent shall have received, for the account of such Purchaser, an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Agent):

               (a) the Pooling Agreement, the Purchase Agreement and the Guaranty, each of which shall be in full force and effect, and all actions required to be taken under those documents in connection with the issuance of the Certificates shall have been taken;

               (b)  photocopies of each Account Agreement;

               (c) a certificate of the Secretary, or an Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

                    (i) attached copies of resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents,

                    (ii) the incumbency and signatures of those of its officers authorized to act with respect to the Transaction Documents,

                    (iii) attached copies of its certificate of incorporation
               and by-laws;

               (d) a certificate of an Authorized Officer of each of Servicer, and each Seller as to the satisfaction of the conditions precedent set forth in Section 7.2 and a certificate of Transferor that the representations and warranties of the Transferor set out in this Agreement are true and correct as of the date of such initial purchase and that, to the best of Transferor's knowledge, no Early Amortization Event or Unmatured Early Amortization Event exists;

               (e) a certificate of an appropriate officer of Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificates have been duly authenticated by Trustee in accordance with the Pooling Agreement and an opinion of counsel to Trustee as to related matters;

               (f) the following opinions, in form and substance satisfactory to the Agent:

                    (i) opinions of Kirkland & Ellis as to certain corporate matters, Federal and state tax and UCC matters, true sale and non-consolidation; and

                    (ii) opinions of Hirsch & Westheimer as to certain Texas
               state tax and UCC matters;

               (g)  the Daily Report for the date hereof;

               (h) evidence, reasonably satisfactory to the Agent and the Purchasers, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

               (i)  evidence that S&P has rated the Certificates "AAA";

               (j) agreed-upon procedures letters, in form and substance satisfactory to the Agent, from Price Waterhouse LLP and KPMG Peat Marwick, with respect to certain historical information provided by APP relating to the Receivables;

               (k) copies of any management or other agreements with regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

               (l) a pro forma balance sheet of Transferor as of the date hereof, after giving effect to the transactions contemplated by the Supplement;

               (m) a payout letter from the Holders of the Series 1995-1 Certificates, (i) specifying the aggregate amount required to be paid to such Holders in order to pay all principal, accrued interest and other currently existing claims of such Holders under such Certificates, the related supplement to the Existing Pooling Agreement and the related certificate purchase agreement, and (ii) subordinating any contingent claims of such Holders under such documents to amounts owed under the Supplement and the Series 1996-1 Certificates;

               (n) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records in each jurisdiction referred to below against each Seller (including any predecessors in interest to any Seller going back five years) and Transferor, showing no filings of record that cover any of the Receivables or the Related Transferred Assets other than (i) filings in favor of parties to Intercreditor Agreements and (ii) the following filings (which must be shown to be on file):

                    (i) UCC financing statements naming each Seller, as seller/debtor, and Transferor, as secured party/ purchaser, in each office where the filing is necessary for the perfection of the sales of Receivables by each Seller to Transferor;

                    (ii) assignments of such existing UCC financing statements to Trustee, as assignee of the secured party, in each office where the filing is necessary for the perfection of the sales of Receivables by each Seller to Transferor; and

                    (iii) UCC financing statements naming Transferor, as
               seller/debtor, and Trustee, as secured party/purchaser, in each office where the filing is necessary for the perfection of the transfers of Receivables by Transferor to Trustee; and

                    (o) any other information, certificates, opinions and documents as the Agent may have reasonably requested.

     If the conditions specified above have not been fulfilled on the date hereof, any condition specified in this Agreement shall not have been fulfilled when and as required in this Agreement or waived by the Purchasers, in each case a Purchaser's obligations to purchase the Certificates pursuant to this Agreement may be terminated by notice to Transferor, the Trustee and the Agent. In addition, if, under the circumstances, it shall not be feasible for the Purchasers to invest on the date the funds that are held available by the Purchasers for the Purchase, Transferor shall pay the Purchasers interest on the funds at the Alternate Base Rate from the date of the notice until the next succeeding Business Day on which it is feasible for the Purchasers to invest the funds. Nothing in this paragraph shall operate to relieve Transferor from any of its obligations hereunder or otherwise waive any of the Purchasers' rights against Transferor.

     SECTION 7.2 Conditions to Each Purchase. The obligation of each Purchaser to make any Purchase on any day (including those comprising the initial Purchase) shall be subject to the Agent's receipt of the Daily Report for that day and to the conditions precedent that on the date of the Purchase, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

          (a) the representations and warranties of Transferor and APP set out in this Agreement are true and accurate as of that date with the same effect as though made on that date (unless specifically stated to relate to an earlier date); and

          (b) no Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing.

     The giving of any notice pursuant to Section 2.2 shall constitute a representation and warranty by Transferor and APP that the foregoing statements (limited, in the case of subsection (a) to the representations and warranties of the Person deemed to make the representation and warranty referred to in this sentence) are true.

ARTICLE 8  COVENANTS

     SECTION 8.1 Covenants. Transferor and APP each severally covenant and agree that, until the Certificates have been paid in full, it will:

          (a) with reasonable promptness deliver to each Purchaser such information, documents, records or reports respecting the Program or the Receivables as such Purchaser may from time to time reasonably request (to the extent that such items are reasonably accessible to Transferor);

          (b) at the same time any report (including any Daily Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee under the Pooling Agreement, provide the Agent with a copy of the report; and

          (c) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon two Business Days prior written notice, permit the Agent (or such other Person as Trustee or the Agent may designate from time to time), or their respective agents or representatives (including certified public accountants or other auditors), as an expense of Servicer paid out of the Servicing Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. The Agent may (but shall not be obligated to) conduct, or cause their respective agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a "Receivables Review") whenever the Agent, in its reasonable judgment, deems any such review appropriate.


     SECTION 8.2 Transfers. Each Purchaser agrees that it will not transfer its Class A Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee, the Agent and Transferor with a certificate to the effect that such Person: (a) is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act) and (b) is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 9  AGENT

     SECTION 9.1 Appointment. The Purchasers hereby designate ABN AMRO Bank N.V. as Agent. Each Purchaser hereby irrevocably authorizes the Agent to take action on its behalf under the provisions of the Transaction Documents and any other instruments and agreements referred to therein and to exercise the powers and perform the duties hereunder and thereunder that are specifically delegated to or required of the Agent by the terms hereof and thereof, and any other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its officers, directors, agents or employees.

     SECTION 9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them under any Transaction Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature, the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser, and nothing in any Transaction Document, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of any Transaction Document except as expressly set forth herein. The Agent shall not be required to take any action which exposes it to personal liability, or is contrary to this Agreement or applicable law.

     SECTION 9.3 Lack of Reliance on Agent and Financial Advisor. Independently and without reliance upon the Agent or the Financial Advisor, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Transferor, the Seller, Servicer and the Trust in connection with the making and the continuation of each Purchase and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Transferor, the Seller and Servicer and the merits and risks of an investment in the Certificates, and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of a Purchase or at any time or times thereafter. The Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Transaction Documents or the financial condition of Transferor, the Sellers, Servicer or the Trust or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Transaction Document, or the financial condition of Transferor, the Sellers, Servicer or the Trust or the existence or possible existence of any Early Amortization Event or Unmatured Early Amortization Event. The Agent shall not be deemed to have knowledge of any Early Amortization Event or Unmatured Early Amortization Event unless the Agent shall have received notice from a Purchaser, the Transferor, the Servicer or the Trustee stating the same.

     SECTION 9.4 Certain Rights of Agent. If the Agent shall request instructions from the Purchasers whose aggregate Class Percentages exceed 50% (the "Required Class A Purchasers") with respect to any act or action (including failure to act) in connection with any Transaction Document, the Agent shall be entitled to refrain from acting or taking the action unless and until the Agent shall have received instructions from the Required Class A Purchasers, and the Agent shall not incur liability to any person by reason of acting or so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any Transaction Document in accordance with the instructions of the Required Class A Purchasers or for refraining to act in the absence of instruction.

     SECTION 9.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any person that the Agent believed to be the proper person. The Agent may consult with legal counsel (including counsel for any APP Person), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts.

     SECTION 9.6 Indemnification. To the extent the Agent is not reimbursed and indemnified by Transferor or Servicer, the Purchasers will reimburse and indemnify the Agent ratably in accordance with their respective Class Percentages from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent (including fees and expenses of legal counsel, accountants and experts) in performing its duties or as a result of any action taken or omitted to be taken by such Agent under any Transaction Document or in any way relating to or arising out of any Transaction Document; provided that no Purchaser shall be liable for any portion of these liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable order).

     SECTION 9.7 Agent in its Individual Capacity. With respect to its obligation to purchase a Certificate under this Agreement, the Agent shall have the rights and powers specified herein for a Purchaser and may exercise the same rights and powers as though it were not performing the duties of the "Agent" specified herein, and the term "Purchasers," "Required Purchasers," "Required Class A Purchasers" and "Holders" or "payees" of any Certificates or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Transferor or Servicer or any APP Person as if the Agent were not performing the duties specified herein, and may accept fees and other consideration from Transferor or Servicer for services in connection with this Agreement and otherwise without having to account for the same to the Purchasers.

     SECTION 9.8 Resignation by Agent. (a) The Agent may resign at any time by giving notice to Transferor and the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to subsections (b) and
(c) below or as otherwise provided below.

     (b) Upon any notice of resignation of the Agent, the Required Class A Purchasers shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to Transferor (it being understood and agreed that any Purchaser is deemed to be acceptable to Transferor).

     (c) If a successor Agent is not appointed pursuant to subsection (b) within 30 days after the delivery of the notice referred to in subsection (a), the resigning Agent, with the consent of Transferor, shall then appoint a successor

Agent who shall serve as Agent hereunder until the time, if any, that the Required Class A Purchasers appoint a successor Agent as provided above.

     (d)  If no successor Agent has been appointed pursuant to subsection (b) or
(c) above by the 60th day after the date notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Purchasers shall thereafter perform all the duties of the Agent under the Transaction Documents until the time, if any, that the Required Class A Purchasers appoint a successor Agent as provided above.

ARTICLE 10  MISCELLANEOUS PROVISIONS

     SECTION 10.1 Amendments. Transferor and APP each severally covenant and agree that, until the Certificates have been paid in full, it will not, except as contemplated by Section 13.1 of the Pooling Agreement, amend or otherwise modify any Transaction Document to which it is a party or grant any waiver or consent thereunder, without the prior written consent of the Required Series Holders; provided that no amendment shall (i) reduce in any manner the amount of, or delay the timing of, allocations, payments or distributions in respect of any Certificate without the prior written consent of the related Purchaser; (ii) amend, modify or waive any provision of this Agreement that requires the approval or consent of a specified percentage of Purchasers without the prior written consent of that percentage of Purchasers; (iii) amend, modify or waive the provisions of this section with respect to the rights of any Purchaser, or the Class Percentage or Series Percentage of any Purchaser, without the prior written consent of that Purchaser; or (iv) amend, modify or waive the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from any Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with Section 5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment.

     SECTION 10.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 10.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, the Agent, the Purchasers and their respective successors and assigns; provided that neither Transferor nor Servicer may assign its rights or obligations hereunder (voluntarily, by operation of law or otherwise) without the prior written consent of all the Purchasers, except that the Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under this section.

     (b) Each Purchaser may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"). In the event of any sale by a Purchaser of participating interests to a Participant, that Purchaser shall notify Transferor and the Agent of the identity of the Participant upon a request by Transferor, that Purchaser's obligations under this Agreement shall remain unchanged, that Purchaser shall remain solely responsible for the performance thereof, and that Purchaser shall remain the holder of its rights under its Certificate and this Agreement for all purposes under this Agreement, and the other parties to the Transaction Documents shall continue to deal solely and directly with the Purchaser in connection with such rights and obligations under this Agreement. Transferor agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.6 with respect to its participation in the Certificate. The Purchasers agree that any agreement between them and any Participant in respect of a participating interest shall require the Participant to comply with the terms of Section 10.13 and (except in the case of a participation sold by a Structured Lender to its Support Bank) shall not restrict the Purchasers' right to agree to any amendment, supplement or modification of the Transaction Documents except to (i) extend the final maturity of any obligation, (ii) reduce the rate or extend the time of payment of interest thereon or any fees owed to the Purchasers under the Transaction Documents, (iii) reduce the principal amount of any obligation, (iv) release or direct the release of all or substantially all of the Transferred Assets or Trustee's claim to the Transferred Assets, (v) reduce substantially the amount of any reserve included in the calculation of the Base Amount, (vi) increase the amount of the participation from the amount thereof then in effect, or (vii) permit assignment or transfer by Transferor or APP of its rights or obligations under the Transaction Documents.

     (c) Any Purchaser may at any time assign to one or more banks or other financial institutions ("Assignees") all or any part of its Credit Exposure; provided that (i) unless assigned to an Affiliate of the Purchaser or, in the case of an assignment by a Structured Lender, to its Support Bank, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $5,000,000, (ii) any Assignee (other than an existing Purchaser, an Affiliate of the Purchaser or, in the case of an assignment by a Structured Lender, its Support Bank) must be reasonably acceptable to the Agent and Transferor, which acceptance shall not be delayed or withheld unreasonably,
(iii) if such Assignee is organized under the laws of a jurisdiction outside the United States of America, such Assignee shall satisfy the requirements of
Section 4.6(c), or amounts payable to it under Section 4.6 shall be limited to amounts that would be payable if such Assignee had complied with Section 4.6(c) and (iv) such Assignee shall have made the representations and warranties in
Section 6.3 with respect to itself and shall have agreed to be bound by the provisions hereof. In the event of any assignment, the respective Purchaser shall comply with Article VI of the Pooling Agreement and also shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit D together with a processing and recordation fee of, in the case of assignments to a Purchaser or an Affiliate of a Purchaser, $1,500 and, in cases of any other assignment, $3,500. Within five Business Days of receipt thereof, the Agent shall (if the assignment agreement has been fully executed by the Assignee, the assignor Purchaser and Transferor, is completed and is in substantially the form of Exhibit D) execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of the five Business Day period after receipt by the Agent or the date of the recording, the assignment will become effective. Transferor, the Agent and the Purchasers agree to extend the rights and benefits under this Agreement to any Assignee to the extent such Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that Transferor shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any required fee, as described above, shall have been delivered to Transferor and the Agent by the assigning Purchaser and the Assignee and the assignment shall have become effective. Upon the effective assignment of its Credit

Exposure, the assigning Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

     (d) The sale or assignment of any Credit Exposure to any Assignee or Participant (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 10.13. Transferor and APP each authorize the Purchasers to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor and APP that has been delivered to them by Transferor, APP or Trustee in connection with their credit evaluation of the Program prior to entering into this Agreement.

     (e) Notwithstanding any other provisions set forth in this Agreement, the Purchasers may at any time create a security interest in all or any portion of their rights under this Agreement and the Certificates in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 10.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full and all commitments of the Purchasers hereunder have been terminated. In addition, the obligations of Transferor under Sections 4.3, 4.4, 4.5, 4.6 and
10.5 and the obligations of the Purchasers under Section 9.6 shall survive the termination of this Agreement.

     SECTION 10.5 Expenses; Indemnification. Transferor and APP jointly and severally shall pay on demand (a) all reasonable out-of-pocket fees and expenses (including reasonable attorneys fees and expenses) of the Agent incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchasers and the Agent in collecting the Receivables and (b) all reasonable out-of-pocket fees and expenses of the Purchasers and the Agent (including reasonable attorneys fees and expenses of their counsel) incurred in connection with the enforcement of the Transaction Documents against Transferor, Servicer and the Seller and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents, and hereby indemnifies and saves the Agent and the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and APP jointly and severally agree to reimburse and indemnify the Agent and each Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent or the Purchasers (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any event or circumstance described in the first sentence of this Section.

     If any action, suit, proceeding or investigation is commenced, as to which an Indemnitee proposes to demand indemnification, it shall notify Transferor and APP with reasonable promptness; provided, however, that any failure by such Indemnitee to notify Transferor and APP shall not relieve Transferor and APP from their obligations hereunder (except to the extent that Transferor and APP are prejudiced by such failure to promptly notify). Transferor and APP shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to counsel of its own choice to represent it; but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the Indemnitee shall have been advised by counsel that there exists an actual or potential conflict of interests among Transferor and APP and such Indemnitee, including situations in which one or more legal defenses may be available to such Indemnitee that are inconsistent with those available to Transferor and APP; provided, however, that Transferor and APP shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Transferor and APP and any counsel designated by Transferor and APP.

     Notwithstanding the foregoing (and with respect to clause (w) below, without prejudice to the rights that an Indemnitee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (w) resulting from gross negligence or willful misconduct on the part of such Indemnitee (or any of its officers, directors, employees affiliates or agents) or the failure of such

Indemnitee to perform its obligations under the Transaction Documents, (x) to the extent they include amounts in respect of Receivables and reimbursement therefore that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (y) to the extent they are or result from lost profits or (z) to the extent they would constitute consequential, special or punitive damages.

     If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and APP jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liability in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and APP on the other hand, but also the relative fault of the Indemnitee (if any), Transferor and APP and any other relevant equitable considerations; provided that Transferor's obligations under this section shall be paid by Transferor only to the extent that funds are available to make the payments pursuant to Article IV of the Supplement, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments. Any amount which Transferor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in (S)101 of the Bankruptcy Code) against or corporate obligation of Transferor for any such insufficiency.

     SECTION 10.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 7.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

     SECTION 10.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing to the Agent and Transferor.

     SECTION 10.8 No Third Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the

Persons listed in Section 10.3) any legal or equitable right, remedy or claim under or in respect of this Agreement.

     SECTION 10.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

     SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     SECTION 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     SECTION 10.12 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for Federal, state and local income and franchise tax purposes, the Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the Certificates for Federal, state and local income and franchise tax purposes as indebtedness and
(c) agrees that the provisions of the Transaction Documents shall be construed to further these intentions.

     SECTION 10.13 No Proceedings. Each of Servicer, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") so long as any Series 1996-1 Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Series 1996-1 Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer, any Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

     SECTION 10.14 Reference Banks. By its execution of this Agreement, each Purchaser identified as "Reference Bank" in the Supplement agrees to act as a Reference Bank for purposes of the Supplement. The Agent shall notify Servicer of the Eurodollar Rate applicable to each Interest Period and of each change in the Alternate Base Rate.

     SECTION 10.15 No Recourse. None of the directors, officers or employees of Transferor shall have any liability to any Person, including, without limitation, the Trustee or any Purchaser, for any action undertaken or any certificate delivered or information delivered by such director, officer or employee hereunder, except to the extent of the gross negligence or willful misconduct of such director, officer or employee in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                  NOTEPAD FUNDING
                                  CORPORATION


                                  By: /s/ Gregory M. Benson
                                      ----------------------
                                  Name: Gregory M. Benson
                                        --------------------
                                  Title: President
                                         -------------------

                                  Address:
                                  c/o 17304 Preston Road
                                  Suite 700
                                  Dallas, Texas 75252-5613

                                  Attention:  Chief Financial Officer
                                  Telephone:  (214) 733-6200
                                  Facsimile:  (214) 733-6260


                                  AMERICAN PAD & PAPER COMPANY OF DELAWARE, INC.


                                  By: /s/ Gregory M. Benson
                                      ----------------------------
                                  Name: Gregory M. Benson
                                        --------------------------
                                  Title: Executive Vice President
                                         -------------------------

                                  Address:
                                  17304 Preston Road
                                  Suite 700
                                  Dallas, Texas 75252-5613

                                  Attention:  Chief Financial Officer
                                  Telephone:  (214) 733-6200
                                  Facsimile:  (214) 733-6260

                       ABN AMRO BANK N.V.
                        HOUSTON AGENCY,
                        as Agent and as a Purchaser

                       By: ABN AMRO NORTH AMERICA,
                           INC., as agent

                       By: /s/ Lila Jordan
                           ----------------
                       Name: Lila Jordan
                             ------------
                       Title: Vice President & Director
                              -------------------------

                       By: /s/ Ronald A. Mahle
                           --------------------
                       Name: Ronald A. Mahle
                             ----------------
                       Title: Group Vice President & Director
                              -------------------------------

                       Address:    ABN AMRO Bank N.V.
                                   Houston Agency
                                   3 Riverway
                                   Suite 1700
                                   Houston, TX  77056

                       Attention:  Lila Jordan
                       Telephone:  (713) 964-3312
                       Facsimile:  (713) 629-7533

                       For all notices, a copy shall also
                       be sent to:

                       Address:    ABN AMRO Bank N.V.
                                   Attn: Structured Finance
                                   135 South LaSalle Street
                                   Chicago, IL  60603

                       Attention:  Tom Educate
                                   Telephone: (312) 904-2435
                                   Facsimile: (312) 904-6376

                       Address:    ABN AMRO Agency
                                    Services
                                   335 Madison Avenue
                                   14th Floor
                                   New York, NY  10002

                       Attention:  Linda Boardman
                       Telephone:  (212) 370-8509
                       Facsimile:  (212) 682-0364

                                       BANK AUSTRIA, AG,
                                        as a Purchaser


                                       By: /s/ Christopher Best
                                          ---------------------

                                       Name: Christopher Best
                                            -------------------
                                       Title:  Senior Manager
                                             ------------------

                                       Address: Bank Austria, AG
                                              Bank Austria House
                                              32/36 City Road
                                              London, England  EC1Y 2BD

                                       Attention: Christopher Best
                                       Telephone: 44-171-382-1020
                                       Facsimile: 44-171-256-8589

                                      MARNIX ASSET FUNDING CORP.,
                                       as a Purchaser


                                      By:  /s/ Dominick H. J. Vargaeuer
                                         ------------------------------
                                      Name: Dominick H. J. Vargaeuer
                                           ----------------------------
                                      Title:  Vice President
                                            ---------------------------

                                      Address:    c/o Bank Brussels Lambert,
                                                  New York Branch,
                                                  as Portfolio Manager
                                                  630 Fifth Avenue
                                                  6th Floor
                                                  New York, NY  10111

                                      Attention: Dave Harrington
                                      Telephone: (212) 632-5348
                                      Facsimile: (212) 333-5786

                                       BANK OF IRELAND,
                                        as a Purchaser


                                       By: /s/ Niamh O'Flynn
                                          -------------------
                                       Name: Niamh O'Flynn
                                            -----------------
                                       Title:  Manager
                                             ----------------

                                       Address: Bank of Ireland
                                              La Touche House, IFSC
                                              Custom House Quay
                                              Dublin 1
                                              Republic of Ireland

                                       Attention: Niamh O'Flynn
                                       Telephone: 00-353-1-609-3491
                                       Facsimile: 00-353-1-829-0129

                                       BANQUE DEGROOF,
                                        as a Purchaser


                                       By: /s/ Marc Giboux
                                          ----------------
                                       Name: Marc Giboux
                                            --------------
                                       Title: Gerant
                                             -------------

                                       Address: Banque Degroof
                                              Rue L'Industrie, 44
                                              1040 Brussels, Belgium

                                       Attention: Edward Bolluijt
                                       Telephone: 32-2-287-9258
                                       Facsimile: 32-2-230-5761

                                       BANQUE ET CAISSE D'EPARGNE
                                        DE L'ETAT, LUXEMBOURG, as a
                                        Purchaser


                                       By: /s/ Paul Guillaume
                                          ----------------------------
                                       Name: Paul Guillaume
                                            --------------------------
                                       Title:  Conseiller de Direction
                                             -------------------------

                                       Address: Banque Et Caisse D'Epargne
                                              De L'Etat, Luxembourg
                                              1+2 Place De Metz
                                              L-2954 Luxembourg

                                       Attention: Paul Guillaume
                                       Telephone: 352-4015-4338
                                       Facsimile: 352-4015-4284

                                       OESTERREICHISCHE
                                        INVESTITIONSKREDIT, AG,
                                        as a Purchaser


                                       By: /s/ Peter Zach
                                          ---------------
                                       Name: Peter Zach
                                            -------------
                                       Title:  Manager
                                             ------------
                                       Dated:  21st May 1996

                                       Address: Oesterreichische
                                              Investitionskredit, AG
                                              Renngasse 10
                                              A-1013 Vienna
                                              Austria

                                       Attention: Johannes Wundsam
                                       Telephone: 43-1-53135577
                                       Facsimile: 43-1-53135909

                                                                      SCHEDULE I
                                               To Certificate Purchase Agreement
                                                          Series 1996-1, Class A

                AMOUNT OF EACH INITIAL PURCHASER'S CERTIFICATE
                ----------------------------------------------


Stated Amount of Certificate
- ----------------------------

    ABN AMRO Bank N.V.                         $18,000,000.00
    Bank Austria, AG                           $ 3,000,000.00
    Marnix Asset Funding Corp.                 $10,000,000.00
    Bank of Ireland                            $ 7,000,000.00
    Banque Degroof                             $ 3,000,000.00
    Banque Et Caisse D'Epargne
     De L'Etat, Luxembourg                     $ 5,000,000.00
    Oesterreichische Investitionskredit, AG    $ 4,000,000.00

Class Percentage
- ----------------

    ABN AMRO Bank N.V.                          36.0000000000%
    Bank Austria, AG                             6.0000000000%
    Marnix Asset Funding Corp.                  20.0000000000%
    Bank of Ireland                             14.0000000000%
    Banque Degroof                               6.0000000000%
    Banque Et Caisse D'Epargne
     De L'Etat, Luxembourg                      10.0000000000%
    Oesterreichische Investitionskredit, AG      8.0000000000%

Series Percentage
- -----------------

    ABN AMRO Bank N.V.                          30.0000000000%
    Bank Austria, AG                             5.0000000000%
    Marnix Asset Funding Corp.                  16.6666666667%
    Bank of Ireland                             11.6666666667%
    Banque Degroof                               5.0000000000%
    Banque Et Caisse D'Epargne
     De L'Etat, Luxembourg                       8.3333333333%
    Oesterreichische Investitionskredit, AG      6.6666666667%

                                                                       EXHIBIT A
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class A)


                    FORM OF POOLING AND SERVICING AGREEMENT
                    ---------------------------------------

                                                                       EXHIBIT B
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class A)


                    FORM OF RECEIVABLES PURCHASE AGREEMENT
                    --------------------------------------

                                                                       EXHIBIT C
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class A)


                       FORM OF SERIES 1996-1 SUPPLEMENT
                       --------------------------------

                                                                       EXHIBIT D
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class A)


                         FORM OF ASSIGNMENT AGREEMENT
                         ----------------------------


     This ASSIGNMENT AGREEMENT, dated as of ____________ (this "Agreement"), is made between ____________________ ("Assignor"), and _____________________
("Assignee"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the Certificate Purchase Agreement (as defined below).


                                  BACKGROUND


     1. Assignor is a party to the Certificate Purchase Agreement (Series 1996-1, Class A), dated as of May 29, 1996 (as amended, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement"), among Notepad Funding Corporation, a Delaware corporation ("Transferor"), American Pad & Paper Company of Delaware, Inc., a Delaware corporation, the Purchasers party thereto (including Assignor), and ABN AMRO Bank N.V., as Agent.

     2. Assignor wishes to assign, and Assignee wishes to be so assigned, Assignor's rights and obligations arising on and after the Effective Date (as defined below) under the Certificate Purchase Agreement and its Certificate including (a) its obligations to make Purchases (its "Credit Exposure") and (b) its outstanding Purchases (the "Purchases").

     3. Assignor and Assignee also wish (a) Assignee to assume the obligations of Assignor under the Certificate Purchase Agreement with respect to Assignee's Share (as defined below) to the extent of the rights assigned and (b) Assignor to be released from the obligations assumed by Assignee.

     4. Transferor and the Agent, by their execution hereof, are providing their written consent to the assignment accomplished by this Agreement.

     SECTION 1. Assignment. Effective on the Effective Date (as defined below) and upon payment of the amount specified in Section 3(a), Assignor hereby assigns and transfers to Assignee, without recourse, representation or warranty of any kind, express or implied (except as provided in Sections 6(a) and (b)), and subject to Section 4(b), Assignee's Share (as specified in Annex I hereto) (the "Assignee's Share") of all of Assignor's rights, title and interest arising under (a) the Certificate Purchase Agreement relating to Assignor's Credit Exposure including all rights and obligations with respect to the Purchases attributable to Assignee's Share and (b) Assignor's Certificate with respect to Assignee's Share as will result in Assignee having from and after the Effective Date the Class Percentage ("Assignee's Percentage") specified in Annex I.

     SECTION 2. Assumption. Effective on the Effective Date, Assignee hereby irrevocably purchases, assumes and takes from Assignor, and Assignor is hereby expressly and absolutely released from, all of Assignor's obligations arising under the Certificate Purchase Agreement relating to Assignee's Share and of any outstanding Purchases attributable to Assignee's Share. Assignee hereby agrees to be bound by the provisions of the Certificate Purchase Agreement.

     SECTION 3. Payment. In consideration of the assignment by Assignor to Assignee as set forth above, Assignee agrees to pay to Assignor, in Dollars and in immediately available funds, (a) on or prior to the Effective Date, an amount specified by Assignor in writing on or prior to the Effective Date that represents Assignee's Share attributable to the principal amount of the Purchases made pursuant to the Certificate Purchase Agreement and outstanding on the Effective Date, and (b) from time to time thereafter, other amounts (if any) that Assignee has agreed in writing to pay to Assignor after the Effective Date. In consideration of the assumption by Assignee, Assignor agrees to pay to Assignee within two Business Days of the Effective Date, an assignment fee (if any) that previously has been agreed to in writing by both parties.

     Notwithstanding anything to the contrary in this Agreement, if and when Assignee receives or collects (x) any payment of principal or interest relating to any Purchases or (y) any payment of fees that are required to be paid to Assignor pursuant to this Agreement, then Assignee shall forward the payment to Assignor.

     To the extent payment of funds to Assignee or Assignor are not made within two Business Days, each, as the case may be, shall be entitled to recover the due amount, together with interest thereon at the Federal Funds Rate per annum accruing from the date of payment or the date of receipt of the funds by the other party.

     SECTION 4. Effectiveness. (a)(i) This Agreement shall become effective on the date (the "Effective Date") on which it shall have been duly executed by all parties and the Agent shall have recorded the information contained herein in its records (or automatically if not so recorded within five Business Days from the Agent's receipt of this Agreement signed by Assignor, Assignee and Transferor). Assignor hereby notifies the Agent, Transferor and Servicer of the assignment, effective as of the Effective Date, of Assignee's Share and any Purchases attributable to the Assignee's Share, and directs the Agent to pay Assignee (A) any payment of principal of, or interest on, any Purchase attributable to the Assignee's Share of any Purchases and (B) any Non-Usage Fees attributable to the Assignee's Share of the Credit Exposure. No (x) failure of either Assignee or Assignor to settle any amount owed to the other (except with respect to the payment of the processing and recordation fee to the Agent and the payment due under Section 3(a)), (y) dispute respecting any other settlement, including in respect of Transferor, or (z) bankruptcy, insolvency or other condition whatsoever respecting any Person, shall in any way impair, reduce or otherwise affect the effectiveness of this Agreement.

     (ii) Assignor, Assignee and the Agent each acknowledges and agrees that from and after the Effective Date, the Agent shall make all payments under the Certificate Purchase Agreement in respect of Assignee's Share (including all payments of principal, interest and Non-Usage Fees with respect thereto, whether or not the payments shall have accrued prior to or after the Effective Date) to Assignee only. Assignor and Assignee hereby agree further to make all appropriate adjustments in payments to either of them under the Certificate Purchase Agreement for periods prior to the Effective Date directly between themselves.

     (b) With respect to any Purchase attributable to Assignee's Share, if and when Assignor receives or collects any payment of principal, interest, Non-Usage Fees or Additional Amounts with respect to Assignee's Share for any period commencing on or after the Effective Date, Assignor shall distribute to Assignee the portion attributable to Assignee's Share, but only to the extent it accrued on or after the Effective Date and was not theretofore paid to Assignee by Transferor or otherwise. Any principal, interest, Non-Usage Fees and Additional Amounts paid prior to the Effective Date shall be retained by Assignor. Any principal, interest, Non-Usage Fees and Additional Amounts received by Assignee that accrued prior to the Effective Date shall be forwarded promptly, in the form received, to Assignor. Assignee recognizes and agrees that (i) it shall receive no payment on account of any Agent's fees or other amounts or expenses (including counsel fees) payable to the Agent (in such capacities and for their own account), (ii) this Agreement shall not operate to assign any rights or delegate any obligations of the Agent (in such capacities), and (iii) notwithstanding anything to the contrary in this Agreement, Assignor shall retain all of its rights to indemnification under the Certificate Purchase Agreement for any events, acts or omissions occurring prior to the Effective Date.

     (c) The Agent, by its execution hereof, acknowledges the assignment and agrees to make payments in respect of principal, interest, fees and Additional Amounts as described in clause (a).

     SECTION 5. Rights as Purchaser under Certificate Purchase Agreement. In accordance with Section 10.3 of the Certificate Purchase Agreement, (a) as of the Effective Date, Assignee will be a Purchaser under, and party to, the Certificate Purchase Agreement and shall have (i) all of the rights and obligations of a Purchaser (to the extent of the assignment and assumption of Assignee's Share effected by this Agreement) and (ii) the addresses for (A) notice purposes and (B) LIBOR Office as set forth in items 2 and 3, respectively, of Annex I hereto and (b) promptly on or after the Effective Date, Transferor will execute and deliver any documents and instruments that Assignor or Assignee reasonably may require.

     SECTION 6. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other as follows:

          (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to fulfill the obligations hereunder and to consummate the transactions contemplated hereby,

          (ii) the making and performance of this Agreement and all documents required to be executed and delivered hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other applicable law or regulation,

          (iii) this Agreement has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, and

          (iv) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

     (b) Assignor represents and warrants to Assignee that Assignee's Share and the Purchases attributable to Assignee's Share are not subject to any liens or security interests created by Assignor.

     (c) Except as set forth in subsections (a) and (b), Assignor makes no representations or warranties, express or implied, to Assignee and shall not be responsible to Assignee for (i) the execution, effectiveness, genuineness, legality, validity, enforceability, collectibility, regulatory status or sufficiency of the Certificate Purchase Agreement or any of the other Transaction Documents, (ii) the perfection, priority, value or adequacy of any collateral security or guaranty, (iii) the taking of any action, or the failure to take any action, with respect to any of the Transaction Documents, (iv) any representations, warranties, recitals or statements made in any of the Transaction Documents or in any written or oral financial or other statements, instruments, reports, certificates or documents made or furnished by Assignor to Assignee or by or on behalf of Transferor or any of its Affiliates to Assignor or Assignee in connection with the Transaction Documents and the transactions contemplated thereby, (v) the financial or other condition of Transferor or any other Person or (vi) any other matter having any relation to any of the foregoing. Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or the existence or possible existence of any Unmatured Early Amortization Event, Early Amortization Event or Servicer Default. Additionally, Assignor shall not have any duty or responsibility either initially or on a continuing basis to make any investigation or any appraisal on Assignee's behalf or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor's possession before the execution of the Certificate Purchase Agreement or at any time thereafter. Assignor shall have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of Transferor or any other Person obligated under the Certificate Purchase Agreement or any related instrument or document.

     (d) Assignee represents and warrants that (x) it has made its own independent investigation of each of the foregoing matters, including the financial condition and affairs of Transferor and its Affiliates, in connection with the making of the Purchases and the execution of this Agreement (including the solvency of Transferor and its Affiliates, their ability to pay their respective debts as they mature and the capital of Transferor and its Affiliates remaining after the closing under the Transaction Documents and the consummation of the transactions contemplated thereby) and has made and shall continue to make its own appraisal of the creditworthiness of Transferor and its Affiliates, and (y) the representations and warranties set forth in
Section 6.3 of the Agreement are true and correct with respect to the Assignee. Assignee (i) confirms that it has received copies of the Transaction Documents together with copies of certain other closing documents delivered in connection with the Certificate Purchase Agreement, financial statements and any other documents and information that it has requested or deemed appropriate to make its own credit analysis and decision to enter into this Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents.

     SECTION 7. No Proceedings. Assignee hereby agrees to be bound by the provisions of Section 10.13 of the Certificate Purchase Agreement.

     SECTION 8. [Withholding Taxes. In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, (a) an Internal Revenue Service Form 1001 or 4224 or successor applicable form, properly completed and duly executed by the Purchaser certifying that it is entitled to receive payments under the Certificate Purchase Agreement without deduction or withholding of any United States Federal income taxes, and (b) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed. Assignee represents and warrants to Transferor and Assignor that, as of the Effective Date, it shall be entitled to receive payments of principal and interest under its Certificate and hereunder without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof. In the event that, after delivering the applicable form, Assignee shall cease to be exempt from withholding and/or deduction of taxes, then the Agent may withhold and/or deduct the applicable amount from any payments of principal, interest and any fees to which Assignee otherwise would be entitled, and the Agent shall have no liability whatsoever to Assignee for any such withholding or deduction. Assignee shall indemnify Transferor and the Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from Assignee's breach of such representation and warranty./*/



     SECTION 9. ]Miscellaneous. (a) Each of the parties hereto agrees to take any action and execute and deliver any documents that any party hereto

- --------------------------
/*/  If the Assignee is a foreign entity.

reasonably may request from time to time in order to implement more fully the purposes of this Agreement. Without limiting the generality of the foregoing, Assignor and Assignee will cooperate in obtaining for Assignee a Certificate (as well as a replacement Certificate for Assignor representing any retained interest of Assignor).

     (b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     (c) Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and no term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally or otherwise, except in a writing signed by Assignor and Assignee.

     (d) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     (e) Each of the parties hereto agrees that each party shall bear its own expenses in connection with the preparation and execution of this Agreement and the consummation of the Assignment described herein. Assignee further agrees that it shall send a check in the amount of $[1,500] [3,500] to the Agent on or prior to the Effective Date, as payment of the processing and recordation fee described in Section 10.3(c) of the Certificate Purchase Agreement.

     (f) All representations and warranties made, and indemnities provided for, herein shall survive the consummation of the transactions contemplated hereby.

     (g) Assignor may at any time or from time to time grant assignments and participations in its rights and obligations under the Certificate Purchase Agreement and its Certificate to other Persons, but not in the portions thereof assigned to Assignee.

     (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of Assignee's Share in the manner contemplated by the Certificate Purchase Agreement.

     (i)  Assignee acknowledges that all obligations of the Agent are subject to
Article IX of the Certificate Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                       ---------------------------------,
                                       as Assignor

                                       By:
                                          ------------------------------
                                       Title:
                                             ---------------------------



                                       ---------------------------------,
                                       as Assignee

                                       By:
                                          ------------------------------
                                       Title:
                                             ---------------------------


     The undersigned hereby acknowledges the terms and provisions of this Agreement, and agrees to make payments in respect of principal, interest and fees as described in Section 4(a).


ABN AMRO BANK N.V., as Agent


By:
   -------------------------
  Title:
        --------------------



NOTEPAD FUNDING CORPORATION


By:
   -------------------------
  Title:
        --------------------

                                                                         ANNEX I
                                                         to Assignment Agreement


ITEM 1.  ASSIGNEE'S SHARE:

   (a)  Assignee's Stated Amount                                 $______________

   (b)  Assignee's Percentage                                    _____________%


ITEM 2.  ADDRESS OF ASSIGNEE FOR NOTICE PURPOSES:

- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------

   Attention:
- ----------------------------
   Telephone:
- ----------------------------
   Facsimile:
- ----------------------------


ITEM 3.  LIBOR OFFICE OF ASSIGNEE:

- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------
- ----------------------------

                                                                      APPENDIX X
                                               to Certificate Purchase Agreement
                                                        (Series 1996-1, Class A)

                       INDEX OF ADDITIONAL DEFINED TERMS
                       ---------------------------------


Agents.......................................................................  1
Agreement....................................................................  1
APP..........................................................................  1
Certificates.................................................................  1
Class Percentage.............................................................  2
Credit Exposure.............................................................. 24
Designated Agent.............................................................  2
Financial Advisors........................................................... 13
Indemnitees.................................................................. 26
LIBOR Office.................................................................  7
Non-Usage Fee................................................................  6
Participants................................................................. 24
Pooling Agreement............................................................  1
Purchase.....................................................................  2
Purchasers...................................................................  1
Receivables Review........................................................... 19
Required Purchasers.......................................................... 23
Series Percentage............................................................  2
Servicer.....................................................................  1
Stated Amount................................................................  4
Supplement...................................................................  1
Taxes........................................................................ 10
Transferee................................................................... 25
Transferor...................................................................  1
Trust........................................................................  1
Trust Interest...............................................................  1
Trustee......................................................................  1